EXHIBIT 12

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

STATEMENT OF RATIOS
(in thousands, except ratios)

	Years Ended December 31,
	2010	2009	2008	2007	2006

Loss ratio
Incurred loss and loss adjustment expense	$1,214,264	$1,232,510	$1,216,746	$1,194,925	$1,020,221
Net earned premium	2,051,634	2,029,748	2,000,289	1,971,951	1,700,373
Loss ratio (1)	59.2%	60.7%	60.8%	60.6%	60.0%
(Loss ratio = incurred loss and loss adjustment expense divided by net earned premium)

Expense ratio
Underwriting expense	$548,807	$528,077	$501,948	$473,597	$435,371
Net written premium	2,019,324	2,052,309	2,064,091	1,985,641	1,812,896
Expense ratio (1)	27.2%	25.7%	24.3%	23.9%	24.0%
(Expense ratio = underwriting expense divided by net written premium)

Combined ratio (1)	86.4%	86.4%	85.1%	84.5%	84.0%
(Combined ratio = loss ratio plus expense ratio)

(1)	Calculated for our insurance companies using financial data reported in accordance with statutory accounting principles.

EXHIBIT 12

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

STATEMENT OF RATIOS
(in thousands, except ratios)

	Years ended December 31,
	2010	2009	2008	2007	2006

Net loss ratio
Loss and loss adjustment expense, net	$1,213,029	$1,215,759	$1,211,873	$1,183,947	$1,011,856
Net earned premium	2,041,924	2,037,235	2,007,774	1,985,086	1,709,189
Net loss ratio (2)	59.4%	59.7%	60.4%	59.6%	59.2%
(Net loss ratio = incurred loss and loss adjustment expense divided by net earned premium)

Expense ratio
Segment underwriting expense (3)	$525,702	$505,991	$496,327	$480,386	$420,390
Segment revenue (4)	2,084,848	2,086,126	2,008,767	2,013,532	1,771,813
Expense ratio (2)	25.2%	24.3%	24.7%	23.9%	23.7%
(Expense ratio = segment underwriting expense divided by segment revenue)

Combined ratio (2)	84.6%	84.0%	85.1%	83.5%	82.9%
(Combined ratio = net loss ratio plus expense ratio)

Ratio of earnings to fixed charges
Interest factor of rent expense (5)	$5,294	$5,277	$4,581	$4,067	$3,944
Interest expense	21,348	16,164	20,362	16,270	18,128
Capitalized interest	—	51	104	—	—

Total fixed charges	$26,642	$21,492	$25,047	$20,337	$22,072

Earnings before income tax expense	$489,827	$518,551	$432,238	$579,904	$503,102
Interest factor of rent expense (5)	5,294	5,277	4,581	4,067	3,944
Interest expense	21,348	16,164	20,362	16,270	18,128

Earnings per calculation	$516,469	$539,992	$457,181	$600,241	$525,174

Ratio of earnings to fixed charges (6)	19.39	25.13	18.25	29.51	23.79

(2)	Calculated for our insurance companies using financial data reported in accordance with generally accepted accounting principles.

(3)	Sum of Other Expense for each of our insurance segments.

(4)	Sum of segment revenue for each of our insurance segments.

(5)	Estimated to be 33% of total net expense.

(6)	Earnings per calculation divided by total fixed charges.